Exhibit 99.1

MONTROSE ENVIRONMENTAL GROUP ANNOUNCES SECOND QUARTER 2022 RESULTS

- Increases Revenue to $139.9 Million with Continued Organic Revenue Growth Outperformance-

- Reiterates Full Year 2022 Outlook-

- Increases Operating Cash Flow by $18.1 Million Over the Prior Year -

- Introduces Adjusted Net Income1 and Adjusted Net Income Per Share1 Metrics -

Little Rock, Arkansas (August 8, 2022) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) today announced results for the second quarter ended June 30, 2022.

Montrose Chief Executive Officer and Director, Vijay Manthripragada, commented, “Montrose continues to perform well despite macroeconomic turbulence and the cyberattack in June which temporarily disrupted our business. We maintain our revenue and Consolidated Adjusted EBITDA1 outlook for the year. The inherent variability in our CTEH response business and the timing of select larger project awards which are ongoing and expanding in scope remain hard to predict and may impact results. Our sequential and year-over-year improvement in our revenue reflects continued organic growth outperformance against our expectations. The momentum in our business is also evident in the strength of our cash flow, which gives us more financial flexibility and the ability to continue investing in environmental innovation. We are seeing tailwinds from end market and regulatory activity, and we have been able to capitalize on broad demand for PFAS remediation, greenhouse gas measurement and mitigation, and renewable energy, in particular. We have also been awarded several large U.S. federal government projects, reflecting the growing importance of our environmental solutions across the private and public sector.”

Mr. Manthripragada continued, “The revenue growth in most of our business lines more than offset the previously communicated and expected normalization of CTEH revenues, a trend we expect to continue through the remainder of 2022. With costs, we have seen certain variable expenses such as travel accelerate faster than anticipated in the current inflationary environment, but we remain confident in our ability to offset those costs with pricing increases and improved efficiencies. As it relates to our people, our ability to recruit and retain talent, particularly at the mid to senior levels in the organization, remains strong. I remain very grateful to my team for all they do for our business, each other and our clients.”

Mr. Manthripragada elaborated, “I would also like to explain a change to our methodology for calculating Consolidated Adjusted EBITDA1 based on feedback from the SEC and other stakeholders. This does not reflect a change in our underlying economics, our cash flow, or our previously communicated expectations for either 2022 or the next three to five years. For example, we continue to see growing momentum with our R&D and technology efforts which are creating new market opportunities. As we see more of these opportunities, our ability to innovate, our ability to enter new geographies and our clients’ receptivity to our innovation – in other words, our continued launch of “startup initiatives” – is expected to continue or potentially accelerate. Therefore, going forward, we will no longer add back startup costs that we included in our historical calculation of Consolidated Adjusted EBITDA1. Our previously reported 2021 Consolidated Adjusted EBITDA1 was $77.6 million, which added back $4.4 million of Startup Losses. Without adjusting for Startup Losses, our Consolidated Adjusted EBITDA1 in 2021 was $73.2 million. Our 2022 guidance of $73.0 million - $78.0 million of Consolidated Adjusted EBITDA1 included an estimate of approximately $5.0 million of Startup Losses. Using the new methodology, our 2022 guidance for Consolidated Adjusted EBITDA1 is $68.0 million - $73.0 million. I cannot reiterate enough that this is nothing more than a change in methodology and that our expectations for the year have not changed.”

_______________________________

(1) Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation for historical periods to the most directly comparable GAAP measures.

Second Quarter 2022 Results

Total revenue in the second quarter of 2022 increased 2.7% to $139.9 million compared to $136.2 million in the prior year quarter. The increase in revenues was primarily driven by organic growth in our Measurement and Analysis and Remediation and Reuse segments, partially offset by significantly lower COVID-19-related services provided by CTEH. Second quarter revenue growth also benefited from acquisitions completed during the past twelve months.

Net loss was $(7.8) million, or $(0.40) per share, compared to a net loss of $(13.1) million, or $(0.66) per share, in the prior year quarter. The year-over-year change was primarily attributable to changes in the fair value of business acquisition contingencies in the current year compared to the prior year and lower interest expense, partially offset by higher stock-based compensation expense in the current year.

Adjusted Net Income 1 was $5.4 million, and Adjusted Net Income per Share1 was $0.04, compared to Adjusted Net Income1 of $4.8 million, and Adjusted Net Income per Share1 of $0.03 in the prior year quarter. The year-over-year change was primarily attributable to lower interest expense in the current year, partially offset by lower operating segment Adjusted EBITDA primarily due to lower revenue from COVID-related services provided by CTEH.

Consolidated Adjusted EBITDA1, under the revised methodology, was $15.6 million, inclusive of $0.9 million of start-up losses, compared to $19.8 million in the prior year, inclusive of $1.1 million of start-up losses.

First Six Months 2022 Results

Total revenue in the first six months of 2022 increased 1.7% to $274.6 million compared to $270.0 million in the prior year period. The increase in revenues was primarily driven by organic growth in our Measurement and Analysis and Remediation and Reuse segments, partially offset by significantly lower COVID-19-related services provided by CTEH. Year-to-date revenue growth also benefited from the acquisitions completed during 2021 and the first half of 2022.

Net loss was $(15.3) million, or $(0.79) per share, compared to a net loss of $(26.1) million, or $(1.34) per share, in the prior year period. The year-over-year change was primarily attributable to changes in the fair value of business acquisition contingencies in the current year compared to the prior year and lower interest expense, partially offset by higher stock-based compensation in the current year.

Adjusted Net Income1 was $10.9 million, and Adjusted Net Income per Share1 was $0.09, compared to Adjusted Net Income1 of $8.4 million, and Adjusted Net Income per Share1 of $0.01, in the prior year period. The year-over-year change was primarily attributable to lower interest expense in the current year, partially offset by lower operating segment Adjusted EBITDA primarily due to lower revenue from COVID-related services provided by CTEH.

Consolidated Adjusted EBITDA1 for the six months ended June 30, 2022, under the revised methodology, was $31.3 million, inclusive of $1.7 million of start-up losses, compared to $35.7 million in the prior year, inclusive of $2.1 million of start-up losses.

Operating Cash Flow, Liquidity and Capital Resources

Cash used in operating activities for the first six months ended June 30, 2022 was $(2.9) million compared to cash used in operating activities of $(17.0) million in the prior year period. Cash flow from operations includes payment of contingent consideration of $19.5 million and $15.5 million in the current and prior year periods, respectively. Excluding these acquisition-related contingent earnout payments, which are not part of day-to-day operations, cash flow from operating activities was $16.6 million compared to cash used in operating activities of $(1.5) million in the prior year period, an increase of $18.1 million.

As of June 30, 2022, Montrose had total debt, before debt issuance costs, of $168.4 million and $223.4 million of liquidity, including $98.4 million of cash and $125.0 million of availability on its revolving credit facility. As of June 30, 2022, Montrose’s leverage ratio under its credit facility, which includes acquisition-related contingent earnout payments that may become payable in cash, was 1.1 times.

Acquisitions

In August 2022, Montrose acquired TriAD Environmental Consultants, a small but highly additive environmental consulting firm with a focus on the Southeast U.S. TriAD is part of the Company’s Assessment, Permitting & Response segment.

Full Year 2022 Outlook

The Company reiterates its full year 2022 outlook. The Company expects revenue to be in the range of $520.0 million to $570.0 million. Consolidated Adjusted EBITDA1, under the revised methodology, is expected to be in the range of $68.0 million to $73.0 million for the full year 2022, inclusive of $5.0 million of start-up losses, which is consistent with the Company’s outlook originally provided on February 28, 2022.

The Company’s 2022 forecast reflects an expectation of organic growth outperformance relative to the Company’s historical average of 7.0% - 9.0% (excluding CTEH). The 2022 forecast also reflects revenue from CTEH to be elevated versus CTEH's expected $75.0 - $95.0 million revenue run-rate. CTEH remains elevated due to a continuation of certain COVID-19 pandemic related services which remain difficult to forecast.

The outlook does not include any benefit from future acquisitions that have not yet been completed.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, August 9, 2022 at 8:30 a.m. Eastern time to discuss second quarter financial results. Their prepared remarks will be followed by a question and answer session. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. The conference call will also be accessible by dialing 1-877-407-9208 (Domestic) and 1-201-493-6784 (International). For those who are unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental solutions company focused on supporting commercial and government organizations as they deal with the challenges of today, and prepare for what’s coming tomorrow. With approximately 2,800 employees across over 80 locations around the world, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling the Company to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward‐Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Further, many of these factors are, and may continue to be, amplified by the COVID-19 pandemic. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Rodny Nacier

(949) 988-3383

ir@montrose-env.com

Media Relations:

Doug Donsky

(646) 361-1427

Montrose@icrinc.com

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

(In thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
REVENUES	$139,910	$136,224	$274,590	$270,041
COST OF REVENUES (exclusive of depreciation and amortization shown below)	90,429	92,104	178,815	187,420
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	46,456	27,366	88,263	52,366
FAIR VALUE CHANGES IN BUSINESS ACQUISITIONS CONTINGENT CONSIDERATION	(3,510)	12,971	(3,531)	24,035
DEPRECIATION AND AMORTIZATION	12,280	9,878	24,424	21,674
LOSS FROM OPERATIONS	(5,745)	(6,095)	(13,381)	(15,454)
OTHER INCOME (EXPENSE)
Other income (expense)	343	(511)	2,804	(1,393)
Interest expense—net	(1,518)	(6,798)	(2,610)	(9,486)
Total other (expense) income—net	(1,175)	(7,309)	194	(10,879)
LOSS BEFORE (EXPENSE) INCOME FROM INCOME TAXES	(6,920)	(13,404)	(13,187)	(26,333)
INCOME TAX EXPENSE (BENEFIT)	831	(256)	2,100	(254)
NET LOSS	$(7,751)	$(13,148)	$(15,287)	$(26,079)
EQUITY ADJUSTMENT FROM FOREIGN CURRENCY TRANSLATION	(84)	28	(3)	57
COMPREHENSIVE LOSS	(7,835)	(13,120)	(15,290)	(26,022)
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK DIVIDEND	(4,100)	(4,100)	(8,200)	(8,200)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(11,851)	(17,248)	(23,487)	(34,279)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING— BASIC AND DILUTED	29,678	26,056	29,670	25,586
NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS— BASIC AND DILUTED	$(0.40)	$(0.66)	$(0.79)	$(1.34)

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

	June 30, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and restricted cash	$98,414	$146,741
Accounts receivable—net	87,676	98,513
Contract assets	47,740	40,139
Prepaid and other current assets	10,406	8,465
Total current assets	244,236	293,858
NON-CURRENT ASSETS:
Property and equipment—net	34,396	31,521
Operating lease right-of-use asset—net	29,466	23,532
Finance lease right-of-use asset—net	8,278	8,944
Goodwill	315,626	311,944
Other intangible assets—net	150,684	160,997
Other assets	5,057	2,298
TOTAL ASSETS	$787,743	$833,094
LIABILITIES, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities	59,285	68,936
Accrued payroll and benefits	18,756	25,971
Business acquisitions contingent consideration, current	2,814	31,450
Current portion of operating lease liabilities	8,226	6,888
Current portion of finance lease liabilities	3,462	3,512
Current portion of long-term debt	8,750	10,938
Total current liabilities	101,293	147,695
NON-CURRENT LIABILITIES:
Business acquisitions contingent consideration, long-term	3,560	4,350
Other non-current liabilities	81	100
Deferred tax liabilities—net	6,207	4,006
Conversion option	24,207	23,081
Operating lease liability—net of current portion	21,714	16,859
Finance lease liability—net of current portion	5,199	5,756
Long-term debt—net of deferred financing fees	157,703	161,818
Total liabilities	319,964	363,665
COMMITMENTS AND CONTINGENCIES
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK $0.0001 PAR VALUE—
Authorized, issued and outstanding shares: 17,500 at June 30, 2022 and December 31, 2021; aggregate liquidation preference of $182.2 million at June 30, 2022 and December 31, 2021	152,928	152,928
STOCKHOLDERS’ EQUITY:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at June 30, 2022 and December 31, 2021; issued and outstanding shares: 29,679,392 and 29,619,921 at June 30, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	477,783	464,143
Accumulated deficit	(162,965)	(147,678)
Accumulated other comprehensive income	33	36
Total stockholders’ equity	314,851	316,501
TOTAL LIABILITIES, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$787,743	$833,094

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2022	2021
OPERATING ACTIVITIES:
Net loss	$(15,287)	$(26,079)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for bad debt	(171)	590
Depreciation and amortization	24,424	21,674
Amortization of right-of-use asset	4,582	4,025
Stock-based compensation expense	21,357	4,222
Fair value changes in financial instruments	(2,856)	1,120
Fair value changes in business acquisition contingencies	(3,531)	24,035
Deferred income taxes	2,100	(254)
Debt extinguishment costs	—	4,052
Other	370	(87)
Changes in operating assets and liabilities—net of acquisitions:
Accounts receivable and contract assets	8,248	(31,009)
Prepaid expenses and other current assets	(433)	1,316
Accounts payable and other accrued liabilities	(10,171)	1,788
Accrued payroll and benefits	(7,794)	(2,846)
Payment of contingent consideration	(19,457)	(15,549)
Other assets	—	(107)
Change in operating leases	(4,323)	(3,937)
Net cash used in operating activities	(2,942)	(17,046)
INVESTING ACTIVITIES:
Purchases of property and equipment	(3,501)	(2,354)
Proceeds received from corporate owned insurance	277	—
Proprietary software development and other software costs	(147)	(208)
Purchase price true ups	(631)	(8,377)
Cash paid for acquisitions—net of cash acquired	(14,328)	(14,876)
Net cash used in investing activities	(18,330)	(25,815)
FINANCING ACTIVITIES:
Proceeds from line of credit	—	105,000
Payments on line of credit	—	(40,000)
Proceeds from term loans	—	175,000
Repayment of term loan	(6,563)	(173,905)
Payment of contingent consideration	(10,722)	(9,605)
Repayment of finance leases	(1,911)	(1,143)
Debt issuance costs	—	(2,590)
Proceeds from issuance of common stock for exercised stock options	483	3,086
Dividend payment to the Series A-2 shareholders	(8,200)	(8,200)
Payments of deferred offering costs	(183)	—
Net cash (used in) provided by financing activities	(27,096)	47,643
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(48,368)	4,782
Foreign exchange impact on cash balance	41	526
CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of year	146,741	34,881
End of period	$98,414	$40,189
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest	$3,196	$3,397
Cash paid for income tax	$699	$305
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued purchases of property and equipment	$1,408	$907
Property and equipment purchased under finance leases	$1,273	$1,766
Common stock issued to acquire new businesses	$—	$2,746
Acquisitions unpaid contingent consideration	$6,374	$31,152
Acquisitions contingent consideration paid in shares	$—	$25,000

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including, Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share. We calculate Consolidated Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. We calculate Adjusted Net Income (Loss) as net income (loss) before amortization of intangible assets, stock-based compensation expense, fair value changes to financial instruments and contingent earnouts, and other gain or losses, as set forth in greater detail in the table below. Adjusted Net Income (Loss) per Share represents Adjusted Net Income (Loss) attributable to stockholders divided by the weighted average number of shares of common stock outstanding during the applicable period.

Consolidated Adjusted EBITDA is one of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share are useful metrics to evaluate ongoing business performance after interest and tax. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, and, in the case of Consolidated Adjusted EBITDA, by excluding items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss), earnings (loss) per share or any other performance measure derived in accordance with GAAP. Our presentation of Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share in conjunction with the related GAAP measures.

Additionally, we have provided estimates regarding Consolidated Adjusted EBITDA for 2022. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Consolidated Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Consolidated Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss) . Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the issuance of the Series A-2 preferred stock. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also reference our organic growth. We define organic growth as the change in revenues excluding revenues from acquisitions for the first twelve months following the date of acquisition and excluding revenues from businesses disposed of or discontinued. As a result of the significance of CTEH to Montrose, and the potential annual volatility in CTEH’s revenues due to the emergency response aspect of their business, we also disclose organic growth without the annual organic revenue growth of CTEH. We expect to continue to disclose organic revenue growth with and without CTEH. Management uses organic growth as one of the means by which it assesses our results of operations. Organic growth is not, however, a measure of revenue growth calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be considered in conjunction with revenue growth calculated in accordance with GAAP. We have grown organically and expect to continue to do so.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Adjusted Net Income

(in thousands)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(7,751)	$(13,148)	$(15,287)	$(26,079)
Amortization of intangible assets(1)	9,492	8,407	18,911	17,002
Stock-based compensation (2)	10,932	2,417	21,357	4,222
Acquisition costs (3)	519	506	986	743
Fair value changes in financial instruments (4)	(407)	518	(2,856)	1,120
Expenses related to financing transactions (5)	—	—	7	50
Fair value changes in business acquisition contingencies (6)	(3,510)	12,971	(3,531)	24,035
Other losses and expenses (7)	1,216	157	1,483	675
Tax effect of adjustments (8)	(5,108)	(6,993)	(10,180)	(13,397)
Adjusted Net Income	$5,383	$4,835	$10,890	$8,371
Preferred Dividend Series A-2	(4,100)	(4,100)	(8,200)	(8,200)
Adjusted Net Income attributable to stockholders	$1,283	$735	$2,690	$171

Net Loss per share attributable to stockholders	$(0.40)	$(0.66)	$(0.79)	$(1.34)
Adjusted Net Income per share(9)	$0.04	$0.03	$0.09	$0.01
Diluted Adjusted Net Income per share(10)	$0.03	$0.02	$0.07	$0.01

Weighted average common shares outstanding	29,678	26,056	29,670	25,586
Fully diluted shares	37,822	32,462	37,508	32,398

___________________________________

(1) Represents amortization of intangible assets.

(2) Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.

(3) Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.

(4) Amounts relate to the change in fair value of the interest rate swap instrument and the embedded derivative attached to the Series A-2 preferred stock.

(5) Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.

(6) Amounts also reflect the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.

(7) In 2022, amounts include costs associated with the closing of a lab. In 2021, amounts include non-operational charges incurred due to the remeasurement of finance leases as a result of the adoption of ASC 842 and costs related to the implementation of a new ERP.

(8) Applies Montrose's marginal tax rate of 28.0% to non-GAAP adjustments above, which are each pre-tax.

(9) Represents Adjusted Net Income attributable to stockholders divided by the weighted average common shares outstanding.

(10) Represents Adjusted Net Income attributable to stockholders divided by fully diluted shares.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Consolidated Adjusted EBITDA

(in thousands)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021(a)	2022	2021(a)
Net loss	$(7,751)	$(13,148)	$(15,287)	$(26,079)
Interest expense	1,518	6,798	2,610	9,486
Income tax expense (benefit)	831	(256)	2,100	(254)
Depreciation and amortization	12,280	9,878	24,424	21,674
EBITDA	$6,878	$3,272	$13,847	$4,827
Stock-based compensation (1)	10,932	2,417	21,357	4,222
Acquisition costs (2)	519	506	986	743
Fair value changes in financial instruments (3)	(407)	518	(2,856)	1,120
Expenses related to financing transactions (4)	—	—	7	50
Fair value changes in business acquisition contingencies (5)	(3,510)	12,971	(3,531)	24,035
Other losses and expenses(6)	1,216	157	1,483	675
Consolidated Adjusted EBITDA	$15,628	$19,841	$31,293	$35,672

___________________________________

(a) Prior period amounts have been recalculated from amounts originally disclosed using the current methodology.

(1) Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.

(2) Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.

(3) Amounts relate to the change in fair value of the interest rate swap instrument and the embedded derivative attached to the Series A-2 preferred stock.

(4) Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.

(5) Reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.

(6) In 2022, amounts include costs associated with the closing of a lab. In 2021, amounts include non-operational charges incurred due to the remeasurement of finance leases as a result of the adoption of ASC 842 and costs related to the implementation of a new ERP.